Code of Ethics
INCLUDING PERSONAL TRADING POLICIES AND COMPLIANCE PROCEDURES,
INSIDER TRADING AND CONFIDENTIAL INFORMATION POLICIES
(as amended January 2017)

OSTERWEIS CAPITAL MANAGEMENT, INC.
OSTERWEIS CAPITAL MANAGEMENT, LLC

Osterweis Capital Management, Inc. and Osterweis Capital Management, LLC (together, “OCM” or the “Company”), each registered as an investment adviser with the U.S. Securities and Exchange Commission (the “SEC”), have adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Rule 17j-1 promulgated under the Investment Company Act of 1940, as amended (Investment Company Act).  OCM has adopted the Code to underscore the high value the firm places on the principles of honesty, integrity and professionalism.

OCM has adopted the policies and procedures set forth in this Code of Ethics (the “Code”) which govern the activities of each officer, director, partner, employee, shareholder and member of OCM (collectively, the “Employees”)*.

Purpose of the Code

Rule 204A-1 under the Advisers requires SEC registered investment advisers to establish, maintain and enforce a written code of ethics that, at a minimum, sets the standard of business conduct that OCM requires of its Employees, requires Employees to comply with applicable federal securities laws,1 and sets forth provisions regarding personal securities transactions by Employees.

Under Rules 17j-1 of the Investment Company Act and 204A of the Advisers Act, OCM must establish, maintain and enforce written policies and procedures reasonably designed to prevent the misuse of material, non-public information.  Accordingly, OCM and each of its Employees are prohibited from purchasing or selling any publicly traded stock, bond, option or other security on the basis of material, nonpublic information (i.e., Insider Trading).  In addition, OCM and each of its Employees has a fiduciary obligation to the Company’s clients to protect the confidentiality of all proprietary, sensitive or other confidential information communicated to OCM or such Employees by its clients.  Finally, because OCM and each of its Employees is a fiduciary to OCM’s clients, OCM and its Employees must also maintain the highest ethical standards and refrain from engaging in activities that may create actual or apparent conflicts between their interests and the interests of OCM’s clients.

* Mick Hellman and Tully Friedman are directors of OCM who are not involved in the day-to-day operations of OCM.  They are not employees of OCM and, in the ordinary course of business, they do not have knowledge of securities that are being actively purchased or sold by OCM on behalf of its clients.  These directors are considered to be “Independent Directors” and are not subject to certain provisions of this Code.

1 “Federal securities laws” means the Securities Act of 1933 (the “1933 Act”), the Securities Exchange Act of 1934 (the “1934 Act”), the Investment Company Act, the Advisers Act, Title V of Gramm-Leach-Bliley Act (“GLB Act”), any rules adopted by the SEC under these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury

To ensure that Insider Trading laws are not violated, that client confidences are maintained and that conflicts of interest are avoided, OCM has adopted the policies and procedures set forth in this Code.  This Code is intended to articulate OCM’s policies, educate Employees about the issues and OCM’s policies, establish procedures for complying with those policies, monitor compliance with such policies and procedures, and ensure, to the extent feasible, that OCM satisfies its obligations in this area.  By doing so, OCM hopes that the high ethical standards and reputation of OCM are maintained.

In addition, Rule 17j-1 of the Investment Company Act requires that every investment adviser to an investment company adopt a written code of ethics.  Because OCM is the investment adviser to the Osterweis Funds, each a series of Professionally Managed Portfolios (“PMP”), a registered investment company, OCM has adopted such requirements in this Code.  OCM is required to report to the Board of Trustees of PMP regarding any material compliance violations of this Code by Access Persons (as defined below).

As a fiduciary to OCM’s clients, each Employee must avoid actual and apparent conflicts of interest with OCM’s clients.  Such conflicts of interest could arise if securities are bought or sold for personal accounts in a manner that would significantly compete with the purchase or sale of securities for client accounts, or if securities are bought or sold for client accounts in a manner that is advantageous to such personal accounts.  In addition, the SEC has determined that it is a conflict of interest for an investment adviser’s employees to personally take advantage of a limited investment opportunity without first considering whether the investment is appropriate for any of OCM’s clients.  If so, OCM’s employees are first obligated to make such limited opportunity available to OCM’s clients.  More information describing such conflicts of interest and the compliance procedures for avoiding such conflicts of interest are set forth below.

Fraudulent activities by Employees are prohibited. Specifically, any Employee, in connection with the purchase or sale, directly or indirectly, by such Employee of a “Security Held or to be Acquired” (defined below) by an OCM client, including the Reportable Funds, may not:

a)	Employ any device, scheme or artifice to defraud the Reportable Funds or OCM’s clients;

b)
Make any untrue statement of a material fact to the Reportable Funds or OCM’s clients or omit to state a material fact necessary in order to make the statements made to the Reportable Funds or OCM’s clients, in light of the circumstances under which they are made, not misleading;

c)	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Reportable Funds or OCM’s clients; or

d)	Engage in any manipulative practice with respect to the Reportable Funds or OCM’s clients.

If you have any questions regarding this Code, please contact the Chief Compliance Officer.  In the absence of the Chief Compliance Officer, the Chief Operating Officer acts as the alternate Chief Compliance Officer.

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I. Definitions

For purposes of this Code:

“Access Person” means any Employee who, in connection which his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Reportable Securities by a Reportable Fund, or whose function relates to the making of any recommendations with respect to such purchases or sales.  At the present time, OCM applies the Access Person designation to all Employees rather than attempting to distinguish only those who technically meet this definition.  The Chief Compliance Officer shall notify each person who becomes an Access Person of the reporting obligations under this Code at the time such person becomes an Access Person.  All Access Persons of the Reportable Funds (i.e. all OCM Employees) are listed on Exhibit 1. Note: Interns, temporary staff and other non-employees who may be granted access to OCM’s office space from time to time shall be precluded from meeting the definition of Access Person by means of limitations on their duties and network access rights. Any exception to this practice must be approved by the CCO.

“Automated investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the 1934 Act.  However, any report filed under this Code may state that the report is not to be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

“Confidential information” means any non-public information concerning OCM’s activities or developed by OCM or received by OCM under an express or implied agreement or understanding the information will be treated in confidence or used only for a limited purpose, regardless of whether or not it would be considered to be important by investors.  Examples of confidential information include stocks recommended for purchase or sale for client accounts, details of financial transactions, and identity and terms of customer accounts.

“Exempt ETF” means an Exchange Traded Fund that seeks to mimic the investment performance of a major market or commodity.  Determination as to whether an Exchange Traded Fund is an Exempt ETF is somewhat subjective but Employees may rely on the following guidance: Any ETF which seeks to track the performance (including multiple or inverse performance) of a major US market or index (for example but without limitation: the Nasdaq-100, DJIA, S&P (100, 250, midcap-400 or 500), any non-US market or any major commodity market (US or non-US), shall generally be considered an Exempt ETF.

“Fund” means an investment company registered under the Investment Company Act.

“Independent Directors” means Mick Hellman and Tully Friedman, directors of OCM.

“Initial Public Offering (IPO)” means an offering of securities registered under the 1933 Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

“Insider information” means material, nonpublic information (i.e. information which is not available to investors generally) that a reasonable investor would consider to be important in deciding whether to buy, sell or retain a security (e.g., stock; bond; option) including, for example, non-public information relating to a pending merger, acquisition, disposition, joint venture, contract award or termination, major lawsuit or claim, earnings announcement or change in dividend policy, significant product development, or the gain or loss of a significant customer or supplier.  Any non-public information may be insider information regardless of whether it is developed internally or obtained from others (e.g., the issuer, current or prospective customers, suppliers or business partners).  Information is considered non-public until it is available to investors generally.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(a)(2) or 4(a)(5) or pursuant to Rule 504, 505 or 506. This generally includes all private placements, limited partnerships (including hedge funds) and any other non-public stock or warrants.

“Option” means a contract whereby one party (the buyer) has the right, but not the obligation, to exercise a feature of the contract (the option) on or before a future date (the exercise date or expiry). The other party (the seller) has the obligation to honor the specified feature of the contract.

“Personal Account” means any account through which Reportable Securities can be traded and in which the Employee has a direct or pecuniary interest or for which such Employee influences or controls the investment decisions (other than accounts of OCM clients).  Such an account established for the benefit of the following will be presumed to be a Personal Account unless the Employee and the Chief Compliance Officer agree otherwise in writing: (i) an Employee of OCM; (ii) the spouse of an Employee; (iii) any child under the age of 21 of an Employee, whether or not residing with the Employee; (iv) any other family member of the Employee residing in the same household with the Employee or to whose financial support the Employee makes a significant contribution; and (v)  any other account in which the Employee has a beneficial interest (e.g. joint accounts, trustee accounts, partnerships, investment clubs or closely held corporations in which the Employee has a material beneficial interest).

“Publicly Traded Securities” are any equity or debt instruments traded on an exchange, through NASDAQ or through the “Pink Sheets,” any option to purchase or sell such equity or debt instrument, index stock or bond group options that include such equity or debt instrument, futures contracts on stock or bond groups that include such equity or debt instrument, and any option on such futures contracts.  Publicly Traded Securities also includes securities traded on foreign security exchanges, shares of registered closed-end investment companies (other than  Exempt ETFs (see definition above), unit trusts, partnership and similar interests, notes, warrants, or fixed income instruments, and bonds and debt obligations issued by foreign governments, states, or municipalities.  The following are not considered Publicly Traded Securities for the purpose of this Code: Securities issued by open-end Funds (other than Reportable Funds), Exempt ETFs, U.S. treasury bonds, notes and bills, U.S. savings bonds and other instruments issued by the U.S. government, debt instruments issued by a banking institution, such as bankers’ acceptances and certificates of deposit, commercial paper and other high-quality short-term debt instruments, and U.S. and foreign currency (collectively, “Non-covered Securities”).

“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security.

“Reportable Fund” means (i) any fund for which OCM serves as investment adviser or sub-adviser or (ii) any fund whose investment adviser or principal underwriter controls OCM, is controlled by OCM, or is under common control with OCM.  Currently, the four Osterweis Funds and the Clearwater Core Equity Fund are the only Reportable Funds.  Reportable Funds are also considered Reportable Securities.

“Reportable Security” means a security as defined in Section 202(a)(18) of the Advisers Act2, except that it does not include:

a)	direct obligations of the Government of the United States;
b)	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments (including repurchase agreements);
c)	shares issued by money market funds;
d)	shares issued by open-end funds other than Reportable Funds;
e)	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds;
f)	ownership interests in OCM;
g)	participation interests in OCM’s 401(k) plan;
h)	personal loans (i.e. private investments not evidenced by any transferable Security); or
i)	real property.

“Security Held or to be Acquired” includes: (i) any Reportable Security which, within the most recent 15 days: (a) is or has been held by the Reportable Funds; or (b) is being or has been considered by the Reportable Funds or OCM for purchase by the Reportable Funds; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Reportable Security described in paragraphs (a) or (b) above.

2 “Security” means any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

II. Insider Trading

It is unlawful to engage in “Insider Trading.”  This means, in general, that no “insider” may (i) purchase or sell a security on the basis of material, nonpublic information or (ii) communicate material, nonpublic information to another where the communication leads to, or is intended to lead to, a purchase or sale of securities.  Although the Insider Trading prohibitions extend to the activities of its Employees, OCM does not have an investment banking division or affiliate and it is anticipated that Employees will not routinely receive “insider information.”  However, in order to educate OCM’s Employees, more information describing “Insider Trading” is set forth below, and the penalties for trading using such insider information are also described below.  In the event an OCM Employee comes into possession of insider information, compliance procedures regarding the use and treatment of the information are set forth below.

A. Insider Trading Defined

The term “Insider Trading” is generally used to refer to (i) a person’s use of material, nonpublic information in connection with transactions in securities and (ii) certain communications of material, nonpublic information.

The laws concerning Insider Trading generally prohibit:

•	The purchase or sale of securities by an insider, on the basis of material, nonpublic information;

•
The purchase or sale of securities by a non-insider, on the basis of material, nonpublic information where the information was disclosed to the non-insider in violation of an insider’s duty to keep the information confidential or was misappropriated; or

•	The communication of material, nonpublic information in violation of a confidentiality obligation where the information leads to a purchase or sale of securities.

Who is an Insider?

The concept of “insider” is broad.  It generally includes officers, directors, partners, employees and controlling shareholders of a company or other entity.  In addition, a person can be considered a “temporary insider” of a company or other entity if he or she enters into a confidential relationship in the conduct of the company’s or entity’s affairs and, as a result, is given access to information that is intended to be used solely for such company’s or entity’s purposes.  A temporary insider can include, among others, an entity’s attorneys, accountants, consultants, investment bankers, commercial bankers and the employees of such organizations.  In order for a person to be considered a temporary insider of a particular entity, the entity must expect that the person receiving the information keep the information confidential and the relationship between the entity and the person must at least imply such a duty.  Analysts are usually not considered insiders of the entities that they follow, although if an analyst is given confidential information by an entity’s representative in a manner in which the analyst knows or should know to be a breach of that representative’s duties to the entity, the analyst may become a temporary insider. Similarly, any OCM employee could be deemed a temporary insider if he or she comes into possession of material non-public information about a publicly traded entity.

What is Material Information?

Trading on the basis of insider information is not a basis for liability unless the information is “material.”  Material information is generally defined as information that a reasonable investor would likely consider important in making his or her investment decision, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.  Information that should be considered material includes, but is not limited to; dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and extraordinary management developments.  Material information does not have to relate to a company’s business, it can be significant market information.  For example, a reporter for The Wall Street Journal was found criminally liable for disclosing to others the dates on which reports on various companies would appear in The Wall Street Journal and whether or not those reports would be favorable.

What is Nonpublic Information?

Information is nonpublic unless it has been effectively communicated to the market place. For information to be considered public, one must be able to point to some fact to show that the information has been generally disseminated to the public.  For example, information found on the internet in a report filed with the SEC or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or another publication of general circulation is considered public.

What is “Trading on the Basis of” Material Nonpublic Information?

Generally, a purchase or sale of a security is made “on the basis of” material nonpublic information about that security or issuer if the person making the purchase or sale was aware of the material nonpublic information when the person made the purchase or sale.

B. Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for the individuals involved in the unlawful conduct and for their employers.  A person can be subject to some or all of the penalties set forth below even if he or she does not personally benefit from the violation.  Penalties include:

•	civil injunctions;

•	disgorgement of profits;

•	jail sentences;

•
fines for the person who committed the violation of up to three times the profit gained or loss avoided (per violation, or illegal trade), whether or not the person actually benefited from the violation; and

•
fines for the employer or other controlling person of the person who committed the violation of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided (per violation, or illegal trade).

In addition, any violation of the procedures set forth in this Code can be expected to result in serious sanctions by OCM, including dismissal of the person(s) involved.

C. Policy Statement Regarding Insider Trading

OCM expects that each of its Employees will obey the law and not trade on the basis of material, nonpublic information.  In addition, OCM discourages its Employees from seeking or knowingly obtaining material, nonpublic information.  It is also preferable for OCM Employees to refrain from serving as an officer or director of any company that issues publicly traded securities if such an opportunity arises.  Service by an OCM Employee in such outside positions is subject to prior written approval by OCM.  Such approval may be conditioned on the Employee’s adherence to additional procedures.

D. Procedures to Prevent Insider Trading

As indicated above, because OCM does not have an investment banking division or affiliate and because OCM does not currently have any Employees serving as officers or directors of any company having publicly traded securities, OCM does not anticipate that its Employees will routinely be in receipt of material, nonpublic information.  From time to time, however, an Employee may receive such information.  If any Employee receives information which may constitute nonpublic information material to publicly traded securities, the Employee (i) should not buy or sell such securities, including options or other securities convertible into or exchangeable for such securities, for a Personal Account or a client account, (ii) should not communicate such information to any other person (other than the Chief Compliance Officer) and (iii) should discuss promptly such information with the Chief Compliance Officer.  Under no circumstances should information that may constitute material, nonpublic information be shared with any person(s) not employed by OCM, including family members and friends.

It is good practice for each Employee who routinely contacts issuers or analysts to identify him- or herself as being associated with OCM, an investment management firm.

III. Other Confidential Information

Certain information obtained by OCM that does not constitute “insider” information still constitutes confidential information that must be protected by OCM and its Employees.  Compliance procedures regarding the use and treatment of that confidential information are set forth below as well as in OCM’s Privacy Policy.

A. Confidential Information Defined

As noted above, even if OCM and its Employees do not receive material, nonpublic information (i.e., “insider information”), such persons may receive other confidential or sensitive information from or about OCM’s clients and will receive confidential or proprietary information about OCM’s affairs.  Confidential Information may be in written, audio, video or computer readable form, or may be received through conversations in which an Employee is a party or has overheard.  Such Confidential Information may include, among other things, information entrusted to OCM by a client, including his or her name and related financial information, the names of securities OCM intends to buy or sell, and new product information or business plans.  In general, any information privately given to an Employee, that if publicly known, would be likely to (i) affect the price of any security in the portfolio of any client of OCM or (ii) embarrass or harm a client or OCM should be considered Confidential Information.

Given the breadth of the above, all information that an Employee obtains through OCM during the normal course of his or her duties should be considered confidential unless the Employee knows that information is specifically available to the public.

B. Policy Statement Regarding Use and Treatment of Confidential Information

All confidential information, whatever the source, may be used only in the performance of the Employee’s duties with OCM.  Confidential Information may not be used for any personal purpose, including the purchase or sale of securities for a personal or proprietary account.

C. Procedures Regarding Use and Treatment of Confidential Information

Employees of OCM have an obligation to be aware of, and sensitive to their treatment of Confidential Information.  To safeguard this information, OCM adopted a Consumer and Customer Privacy Policy Statement and Compliance Procedures (the “Privacy Policies and Procedures”).  Generally, the Privacy Policies and Procedures require the following:

•
Precautions must be taken to avoid storing Confidential Information in plain view in public areas of OCM’s facilities, including the reception areas, conference rooms and kitchens, and employees must remove Confidential Information from these areas where it may be seen by visitors or other third parties.

•	Visitors must be escorted in and out of the office by OCM employees.

•	Particular care must be exercised when Confidential Information must be discussed in public places, such as restaurants, elevators, taxicabs, trains or airplanes.

•
Under no circumstances may Confidential Information be shared with any person, including any spouse or other family member, who is not an employee of OCM and who does not have a reason relating to such employee’s responsibilities within OCM to know that information.

IV. Conflicts of Interest Involving Personal Trading

A.	Fiduciary Duty to Avoid Conflicts of Interest Between OCM Client and Personal Trading

As noted above, because OCM and each of its Employees is a fiduciary to OCM’s clients, such persons must avoid actual and apparent conflicts of interest with OCM’s clients.  Clients’ interests have precedence over the personal interests of OCM and its Employees.  If a potential conflict arises, OCM and the Employee must resolve the matter in the client’s favor.

An actual or apparent conflict of interest could arise when both an Employee and OCM, on behalf of a client, engage in a transaction involving the same security.  In such cases, transactions for client accounts must be given precedence over transactions in Employees’ personal accounts.

Conflicts of interest may arise when an Employee becomes aware of limited investment opportunities, such as private placements, Initial Public Offerings, limited partnerships or any other non-public stock or warrant.  Because of the inherent potential for conflict, such investment opportunities demand extreme care and are subject to closer scrutiny in the pre-approval procedures discussed below.

B. Personal Account Exemptions

If an Employee certifies in writing that (a) the certifying Employee does not influence the investment decisions for any specified account of such spouse, child or dependent person and (b) the person or persons making the investment decisions for such account do not make such decisions, in whole or in part, upon information that the certifying Employee has provided, the Chief Compliance Officer may, in his or her discretion, determine that such an account is not subject to the Code.

Similarly, if an Employee certifies in writing that trading in an account in which he has direct or indirect beneficial ownership is handled by someone other than the Employee, such as a third party who exercises complete investment discretion in managing the account, the Chief Compliance Officer, may determine that such account is not subject to the pre-clearance requirements of the Code set out below. Written verification from the third party involved in the management of the account may also be required in certain circumstances.   Securities held or traded in an excepted account are nonetheless required to be included in the Employee’s initial, annual and quarterly reports unless otherwise agreed upon in writing by the Chief Compliance Officer.  Any actual or apparent conflict of interest in the trading in the Employee’s excepted accounts may render these accounts subject to all of the provisions of the Code.

C. Policy Statement Regarding Trading For Personal Accounts

OCM recognizes that the personal investment transactions of its Employees and members of their immediate families demand the application of a strict code of ethics.  Consequently, OCM requires that all personal investment transactions be carried out in a manner that will not endanger the interest of any client or create any apparent or actual conflict of interest between OCM Employees and OCM’s clients.  To this end, OCM has adopted the procedures set forth below.

D. Procedures Regarding Trading For Personal Accounts

Pre-Clearance: OCM requires pre-clearance of all volitional purchases and sales of all Publicly Traded Securities (other than Reportable Funds), IPOs and Limited Offerings that are or would be beneficially owned by an OCM Employee other than the Independent Directors.  This pre-clearance is intended to protect both OCM and its Employees from even the appearance of impropriety with respect to transactions in an Employee’s Personal Account.

If you have any doubt as to whether the pre-clearance requirement applies to a particular security, please check with the Chief Compliance Officer before entering into that transaction.

The pre-clearance requirement is satisfied by completing the appropriate pre-clearance process.  The web-based Personal Trading Control Center (“PTCC”), a third-party service hosted by Compliance Science, is to be used for the pre-clearance of trades and other reporting pursuant to this Code whenever possible. If PTCC cannot be used, then a hardcopy form (the Personal Trade Pre-Clearance Form (Exhibit 2.1)) is to be used instead with the exception of investments in Limited Offerings and Initial Public Offerings (“IPOs”), which require completion of the Limited Investment Opportunity Pre-Clearance Form (Exhibit 2.2) or its web-based equivalent available via PTCC.

Employees are encouraged to make and retain a copy of each approved pre-clearance form for their own personal records.

Employees may delegate the submission of their personal pre-clearance requests to other OCM staff, but are personally responsible for the accuracy of these requests and should therefore review such forms either before approval or as soon thereafter as practicable.

Employees should know that pre-clearance is not automatically granted for every trade.  Trades for Personal Accounts preferably should be consistent with recommendations and actions that OCM has taken on behalf of its clients.  Transactions in complex derivatives whose underlying securities are held in client accounts will generally not be approved.

As part of the pre-clearance process, each Employee, other than the Independent Directors, wishing to buy or sell a Publicly Traded Security for a Personal Account must confirm that he or she is not in receipt of any material nonpublic information (i.e., “insider information”) concerning the security or its issuer.

Duly-submitted pre-clearance requests may be approved by any member of the Compliance department, except that a member of the Compliance department may not approve pre-clearance requests for his or her own Personal Account(s).

Approval of a pre-clearance request means that, to the best of an OCM’s knowledge:

•	The security is not currently held in any OCM client account (ignoring unmanaged positions).
-or-
•
The security may be held in one or more client account(s) but OCM has not traded the security for clients that day, has no intent to trade the security for clients in the immediate future and the requested trade is unlikely to create any material conflict with clients’ interests.

Pre-clearance requests should be delivered directly to the Compliance department by the Employee, either via PTCC or in hardcopy form. OCM will treat the pre-clearance process as Confidential Information and will not disclose this information except as required by law or appropriate business purposes, and employees must do the same with respect to approvals or denials of any request for pre-clearance.

Watchlist: OCM’s Compliance Department maintains a “Watchlist” containing the names of all equity securities currently held or under consideration for purchase in OCM-managed client accounts.  Employee trades in such securities are subject to additional pre-clearance requirements as well as a 60-day minimum holding period (described below).  During the pre-clearance process for Publicly Traded Securities, the Compliance department will inform the Employee if a security they wish to pre-clear is currently held on a discretionary basis in client accounts.  If so, the Employee is responsible for obtaining additional approvals from the Trading and Portfolio Management staff responsible for investment decisions regarding that particular security.  These approvals (if granted) shall be evidenced by signatures on the pre-clearance form (see Exhibit 2.1).  In general, Compliance staff will withhold their approval if the security is only on the Watchlist because it is under consideration for purchase, the Trader will withhold their approval if trade orders for the security have been executed that day or remain open at the time of the request, and the Portfolio Manager and Portfolio Assistant will each withhold their approvals if, based on information currently available, he or she is aware of any intent to trade the security for clients in the immediate future or if he or she believes the trade creates a material conflict with clients’ interests.

Minimum Holding Period: Employee-owned securities that are on OCM’s Watchlist may not be sold within 60 days of being purchased by the Employee without specific approval from OCM’s Chief Compliance Officer.  It is the duty of the Employee to verify that they have satisfied this requirement prior to pre-clearing a sell of a Watchlist security. Furthermore, OCM employees are encouraged to avoid, under normal circumstances, any short-term trading in their Personal Accounts as this may create additional conflicts of interest with employment at OCM.

Process for Pre-Clearance of Limited Investment Opportunities (Exhibit 2.2): As discussed above, when an Employee intends to effect a transaction that is a Limited Offering (e.g., a private placement, limited partnership (including hedge funds) or any other non-public stock or warrant) or an IPO (each, a “Limited Investment Opportunity”), the Employee must consider whether or not the planned investment is one that is appropriate for any of OCM’s clients.  Generally, OCM employs a risk-averse investment strategy that would not include most Limited Investment Opportunities.  However, if the clients’ account investment strategy and restrictions do not prohibit the acquisition of the security, the Limited Investment Opportunity may be an appropriate investment for the client.  Therefore, the Employee must complete the Limited Investment Opportunity Pre-Clearance Form and, through the Form, bring the Limited Investment Opportunity to the attention of the President, to allow him to determine if the Limited Investment Opportunity should be offered to OCM’s clients.  In the President’s absence, the Limited Investment Opportunity should be brought to the attention of an appropriate member of the Compliance Committee or the Chief Compliance Officer.  Employees should be aware that completion of the Limited Investment Opportunity Pre-Clearance Form serves as confirmation that the Employee has considered the interests of OCM’s clients.  The completed Limited Investment Opportunity Form, with appropriate signatures, shall be submitted to the Trading Room or Compliance department prior to executing an investment in a Limited Offering or IPO.

Execution of Trades: The Personal Trade Pre-Clearance process must be completed on the day the Employee intends to initiate a transaction and the trade must be executed on that day.  If for some reason an Employee cannot initiate trade instructions on that date, or the trade cannot be executed on that date, a new form must be completed and the appropriate authorization must be obtained on the day the Employee next proposes to initiate the trade.  The date on which the Limited Investment Opportunity Form is completed will generally be considered to be the trade date.  However, in many cases, the trade date may not have been established by the issuer or seller of the Limited Offering or IPO at the time the trade is initiated.  The Employee should then indicate that the trade date will be the date on which the seller or issuer finalizes the trade.  As long as the Limited Investment Opportunity Form is completed prior to the closing date of the transaction, the Employee will be considered to be in compliance with this Code.  This is also the case in the event that an Employee is the seller of a security originally purchased by such Employee in a Limited Investment Opportunity such as a Limited Offering.

E. Exceptions to the Pre-clearance Requirements

In addition to investments in Non-covered Securities and Reportable Funds, the following types of investments are not required to be pre-cleared, however, it should be noted that the transactions below are not exempt from all periodic reporting requirements.

Non-Volitional Transactions: The pre-clearance requirements do not apply to transactions as to which an Employee does not exercise investment discretion at the time of the transaction.  For example, if a security owned by an Employee is called by the issuer of that security, the resulting transaction does not have to be pre-cleared and the security may be delivered without pre-clearance.  Similarly, if a written option is exercised against an Employee, then the stock may be delivered pursuant to that option without pre-clearing the transaction.  However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared.  In the event the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance.  All non-volitional transactions are required to be reported on the Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

Automated Investment Plans: Purchases that are part of an established periodic automated investment plan do not have to be pre-cleared, but Reportable Securities so acquired must still be reported on an Employee’s Quarterly Transaction Report and on his or her Annual Holdings Report.

Tender Offers: Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class.  If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required.  (OCM may be participating in the transaction on behalf of client accounts and an employee’s participation could reduce the number of shares able to be tendered on behalf of a client.)  In either case, tender offers must be reported on an Employee’s Quarterly Transaction Report and, if necessary, the Annual Holdings Report.

F. Reports of Personal Transactions (for All Reportable Securities)

Submission of Reports: In order for OCM to monitor compliance with this Code, each Employee shall submit, or shall cause to be submitted, to the Chief Compliance Officer the following reports in electronic form (generally via PTCC) or in hardcopy equivalent:

Notification of Personal Accounts: Existing Employees shall disclose any newly-opened Personal Accounts no later than the due date of their next Quarterly Transaction Report.  New Employee shall submit to the Chief Compliance Officer a complete and accurate Initial Holdings Report in the form attached hereto as Exhibit 3 within 10 days of becoming an Employee. The information in the Initial Holdings Report must be current as of a date no more than 45 days prior to the person becoming an Employee. The Initial Holdings Report must include all Reportable Securities, including Limited Offerings, the Employee had any beneficial ownership of upon commencement of employment by OCM.

The Initial Holdings Report must contain, at a minimum, the following information:
1.	The name and, as applicable, type, ticker symbol or CUSIP number of each Reportable Security.
2.	The number of shares or principal amount of each Reportable Security.
3.	The name of any broker, dealer, bank or Reportable Fund’s transfer agent at which the Employee maintains an account in which any Reportable Securities are held.
4.	Employee’s signature and the date the Initial Holdings Report is being submitted.

Duplicate Confirmations and Account Statements: Each Employee shall authorize the brokerage firm or other firm where such Employee’s Personal Accounts are maintained to send to OCM’s Compliance department duplicate confirmations of all transactions in all Reportable Securities effected for such Employee’s Personal Accounts. A form letter to be used for this purpose is attached hereto as Exhibit 4. Such records should be transmitted electronically directly to PTCC whenever possible.

In addition, each Employee shall cause all of his or her brokers or other custodians to submit at least quarterly account statements for each of his or her Personal Accounts to OCM.  The account statements shall be sent directly by the broker or other custodian to the Chief Compliance Officer regardless of whether any trading activity took place in the Personal Account during the quarter.

Quarterly Transaction Reports: Each Employee must submit Quarterly Transactions Reports (Exhibit 5, or its electronic equivalent on PTCC) within 30 days of the each calendar quarter end for all transactions during the quarter in Reportable Securities.  The Quarterly Transaction Reports must contain, at a minimum, the following information:

1.	The trade date of the transaction and the name of the Reportable Security.
2.	As applicable, the ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount of each Reportable Security.
3.	The nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition).
4.	The price of the Reportable Security at which the transaction was effected.
5.	The name of the broker, dealer, bank or transfer agent with or through which the transaction was effected, as applicable.
6.
A list of any Personal Account(s) opened during the quarter, indicating account number, title date the account was established and the name of the broker, dealer or bank with whom the Employee opened the Personal Account.

7.	The signature of the Employee (or its electronic equivalent) and the date the report is being submitted.

If an Employee’s outside activity and brokerage report statement should become inaccurate or incomplete at any time, such Employee shall promptly submit to the Chief Compliance Officer a report correcting all inaccurate or incomplete information.

Annual Holdings Report: Each Employee shall submit a complete and accurate Annual Holdings Report in the form attached hereto as Exhibit 6.  The Annual Holdings Report is due by February 1st of each year and the information in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date of the Annual Holdings Report is submitted.  At a minimum, the Annual Holdings Report must contain the same information as required in the Initial Holdings Report.

Review and Retention of Reports, Reporting of Violations: The Chief Compliance Officer, or his designee, shall compare the transactions reported against the preclearance records that were prepared during the period to determine whether any violations of OCM’s policies or of the applicable securities laws took place.  If any discrepancies are identified, the Chief Compliance Officer or his designee shall promptly contact such Employee to resolve the discrepancy.  Upon discovering a violation of these procedures, OCM may impose such sanctions as it deems appropriate, including additional training, a memorandum of censure or suspension, or termination of the employment of the violator. Insofar as warranted by the facts and circumstances surrounding the violation, OCM may require the Employee’s profits (or their tax  benefit in the case of a loss) to be disgorged and/or compensation be made to  affected client account(s).  All violations of these procedures and any sanctions imposed with respect thereto shall be reported periodically to the board of any investment company client of OCM (unless otherwise instructed by such board)..  OCM shall retain all documents required to be submitted by Employees under this provision, including all duplicate confirmations and any documents referred to or incorporated therein, as part of the books and records required by the Advisers Act and Investment Company Act, as amended, and the rules thereunder. The Chief Compliance Officer’s Personal Account reports shall be reviewed by the Chief Operating Officer or another member of the Compliance Department staff.

V.	Record Maintenance

The Chief Compliance Officer, or her designee, shall maintain or cause to be maintained in a readily accessible place the following records:

1.	A copy of all Codes of Ethics adopted by the firm that have been in effect during the past five years;

2.	A record of any violation of this Code and any action that was taken as a result of such violation for a period of five years from the end of the fiscal year in which the violation occurred;
3.	A record of compliance certifications for each Access Person for the last five years;
4.	A copy of all reports made pursuant to Advisers Act Rule 204A-1 and Rule 17j-1 of the Investment Company Act;
5.
A copy of each report made by an Access Person, as required by this Code, including any information provided in lieu of the reports, for at least five years after the end of the fiscal year in which the report is made or the information provided;

6.	A list of all persons who are, or within the preceding five years have been, Access Persons or who are or were responsible for reviewing reports submitted by Access Persons.
7.	A copy of each report provided to the Board of the Reportable Funds pursuant to this Code, for at least five years after the end of the fiscal year in which it is made; and
8.
A record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of IPOs or Limited Offerings, for at least five years after the end of the fiscal year in which the approval is granted.

VI. Conclusion

A. Importance of Adherence to Procedures

It is very important that all Employees adhere strictly to this Code.  Any violations of such policies and procedures may result in serious sanctions, including dismissal from OCM.

B. Circulation/Certification of Receipt of Code and Amendments

This Code shall be circulated to all Employees either in electronic or hardcopy form, and each Employee shall be asked to certify that he or she has received and agrees to follow the Code.  Each Employee will also be asked to certify to the receipt of any amendments to this Code as such amendments are made from time to time.

C. Reports to Board of the Reportable Funds

On at least an annual basis, the Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information to the Board of the Reportable Funds via the Funds’ Chief Compliance Officer (unless otherwise instructed).  On an annual basis, OCM shall certify to the Board of the Reportable Funds that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics. Typically, the timing and format of all such reports shall be subject to the discretion of the Board of the Reportable Funds.

D. Questions

Any questions regarding OCM’s policies or procedures with respect to this Code should be referred to the Chief Compliance Officer.

.
EMPLOYEES: Please make and keep a copy of your approved form	Exhibit 2.1 of OCM’s Code of Ethics

PERSONAL TRADE PRE-CLEARANCE FORM

Section #1 – Employee
Employee Name:
Employee Account ID/Number:

Trade Type (Buy, Sell)	Trade Date[3]	Shares or $ Amount	Security Name or Option Specs	Identifier (Ticker or CUSIP)	Broker Name

I confirm that this security is not a limited or private offering4 and that I am not in possession of any Insider Information (as defined in OCM’s Code of Ethics) concerning this security or its issuer.  I also affirm that this trade is not seeking to take advantage of any Confidential Information (e.g. client trading activity).

_______________________________________
Employee signature

Section #2 – Compliance Department

□	This security[5] is neither held for clients nor on the Watchlist. Section #3 is not needed. Pre-clearance granted.

Approved by: _______________________________________
(or)           Compliance staff signature and time stamp

□
This security[5] is already held for clients (long or short).  Employee must seek approval from Trading and    Portfolio Management (see Section #3 below).  Employee reminded of 60-day minimum holding period.

Section #3 – Trading & Portfolio Management

This section applies to client-held securities only.  All three signatures are required unless CCO approves otherwise6. If Portfolio Assistant is out of the office for the day, please write ”N/A” in place of their signature.

Trader: I affirm that this security5 has not been traded today and is not currently in any open orders.

Approved by:_______________________________________
Trader signature and time stamp

Portfolio Assistant: I affirm that this security5 is not currently in any proposed orders.

Approved by:_______________________________________
Portfolio Assistant signature
Portfolio Manager7: I affirm that:
•	I am the person primarily responsible for covering this security, and
•	I have no intention, based on information currently available to me, to trade this security[5] for clients in the immediate future, and
•	I have no reason to believe this trade creates a material conflict with client interests because (check at least one):
□	The proposed trade is in-line with clients’ investment positions
□	The proposed trade is too small relative to the security’s trading volume to have any material adverse effect on client interests
□	Other reason: _______________________________________________________________

Approved by:_______________________________________
Portfolio Manager or CCO’s signature

3 Approval expires at midnight (PST) on approval date.  This form may be delivered by facsimile or in person.
4 If requesting approval for a limited offering, IPO or private investment, please use the form in Exhibit 2.2 instead.
5 “Security” means the underlying security in cases where the Employee is pre-clearing a derivative.
6 Client accounts owned by an Employee’s relative(s) may be bunched with other client orders, so long as avg. priced.
7 If the security’s primary Analyst/PM is out of the office, CIO or CCO may approve instead.
EMPLOYEES: Please make and keep a copy of your approved form.

EMPLOYEES: Please make and keep a copy of your approved form.	Exhibit 2.2 of OCM’s Code of Ethics

LIMITED INVESTMENT OPPORTUNITY PRE-CLEARANCE FORM

Section #1 – Employee8
Name of Employee:
Account Name (if any):

Trade Type (Buy, Sell, etc)	Estimated Investment Date	$ Amount or Share Qty	Investment Description (please include legal name of entity)	Broker Name

I CONFIRM THAT THIS INVESTMENT IS NOT APPROPRIATE FOR ANY CLIENT ACCOUNTS CURRENTLY MANAGED BY OCM, FOR THE FOLLOWING REASON:

⁭   Security is a Private Placement and therefore outside the scope of all client investment mandates.

⁭   OTHER REASON:________________________________________________________________________________

___________________________________________________________________________________________________

___________________________________________________________________________________________________

___________________________________________
Employee’s signature

Section #2 – Compliance Committee member or CCO

COMPLIANCE COMMITTEE MEMBER or CCO APPROVAL:  Approval means that to the best of the signer’s knowledge, the statement above accurately demonstrates why this investment is not currently appropriate for any client-accounts managed by OCM.

___________________________________________
Compliance Committee member or CCO’s signature

____________________
Date

8 Employees must prepare and submit this form to OCM’s President or, in his absence, the CCO or another member of OCM’s Compliance Committee prior to executing an investment in any Limited Investment Opportunity (e.g. Private Placement, IPO, Limited Partnership or any non-public stock or warrant).  This form may be delivered by facsimile or in person.

Exhibit 3 of OCM’s Code of Ethics

Initial Holdings Report
(complete within ten days of becoming an Employee)
Date of Employment: ___________

 Note: In lieu of completing this report, you may attach duplicate copies of your most recent brokerage or custodian statements provided they are current within 45 days of the date of this report and sign below certifying that all required information has been provided.

1.	Holdings

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares and Principal Amount

2.	Personal Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number	Have you requested duplicate statements?

Employee Signature:    ______________________________________________

Print Name / Date:        ______________________________________________

Reviewed By / Date:      ______________________________________________
                                   (compliance officer signature)

Exhibit  4 of OCM’s Code of Ethics

Sample Form of Authorization Letter

Date

 Name of Broker
 Address

 Re:  Brokerage Statements and Confirmations of [name of employee]

 Ladies and Gentlemen:

 The above referenced person is an employee of Osterweis Capital Management.  Federal securities laws require that we monitor the personal securities transactions of certain key personnel.  By this Authorization Letter, and the acknowledgement of the employee below, please forward duplicate copies of the employee’s brokerage statements and transaction confirmations to:

Chief Compliance Officer
Osterweis Capital Management
One Maritime Plaza
Suite 800
San Francisco, CA  94111

 Should you have any questions, please contact the undersigned at [number].

Very truly yours,

Chief Compliance Officer

 AUTHORIZATION:

  I hereby authorize you to release duplicate brokerage statements and transaction confirmations to my employer.

Signature:
Name:
SSN:
Account Number:

Exhibit 5 of OCM’s Code of Ethics

Quarterly Transaction Report
(complete within 30 days of the ___ quarter of 201_ )

 Note: In lieu of completing this Report, you may attach duplicate copies of all of your brokerage or custodian statements for the quarter and sign below certifying that all required information has been provided.

1.	Initial here if you had no transactions in Reportable Securities during the quarter: ___________________

2.	Transactions in Reportable Securities (including The Osterweis Funds)

Name of Security (incl. interest rate & maturity if it’s a bond)	Ticker Symbol or CUSIP	Broker, Dealer or Bank Name	Number of Shares/ Principal Amount	Nature of Transaction (i.e, buy, sale)	Price	Date of Transaction

3.	Transactions in Limited Offerings (Includes Private Placements, Hedge Funds and Other Offerings Not Publicly Available)

Name of Security (incl. interest rate & maturity if it’s a bond)	Ticker Symbol or CUSIP	Broker, Dealer or Bank Name	Number of Shares/ Principal Amount	Nature of Transaction (i.e, buy, sale)	Transaction Price	Date of Transaction

4.	Personal Accounts opened during the quarter

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number & Date Opened	Have you requested duplicate statements?

5.	Unless noted otherwise above, I certify that I have complied with OCM’s Code of Ethics during the quarter.

Employee Signature:   _____________________________________________

Print Name / Date:      _____________________________________________

Reviewed By / Date:   ______________________________________________
 (compliance officer signature)

Exhibit 6 of OCM’s Code of Ethics

Annual Holdings Report
(to be accurate within forty-five days of submission)

Print Name:    _____________________________________________________

 Note: In lieu of completing this Report, you may attach duplicate copies of your most recent brokerage or custodian statements and sign below certifying that all required information has been provided.

 1.  Holdings in Reportable Securities (including Limited Offerings and the Osterweis Funds)

Name of Reportable Security	Type of Security	Ticker Symbol or CUSIP	Number of Shares and Principal Amount

 3.  Personal Accounts

Name of Institution and Account Holders’ Name (i.e., you, spouse, child)	Account Number & Date Opened	Have you requested duplicate statements?

Signed:      __________________________________________________

Date:          ________________________

Reviewed By / Date:   _____________________________________________
           (compliance officer signature)

Exhibit 7 of OCM’s Code of Ethics

OSTERWEIS CAPITAL MANAGEMENT, INC.
OSTERWEIS CAPITAL MANAGEMENT, LLC

CERTIFICATE OF RECEIPT

CODE OF ETHICS

I hereby certify that I have received a copy of the Code of Ethics of the above-named entities and that I have read it and understand it.  I have had the opportunity to ask any questions I may have concerning the meaning and interpretation of the provisions of the Code of Ethics and I understand the obligations set forth therein applicable to me.  I agree to abide by and comply with all such policies and procedures.  I further agree to promptly notify OCM’s Chief Compliance Officer in the event I fail to abide by and comply with such policies and procedures.

Signed: ______________________________

Name:

Date:    ______________________________

Exhibit 8 of OCM’s Code of Ethics

OSTERWEIS CAPITAL MANAGEMENT, INC.
OSTERWEIS CAPITAL MANAGEMENT, LLC

The Compliance Committee

John Osterweis
Carl Kaufman
Cathy Halberstadt
Nick Graves
John Tavernetti